Exhibit 10.2

                        COLLAGENEX PHARMACEUTICALS, INC.
                               SEVERANCE AGREEMENT

This Severance Agreement (the "Agreement") is made and entered into effective as of September 29, 2003 (the "Effective Date"), by and between Paul Lubetkin (the "Employee") and CollaGenex Pharmaceuticals, Inc., a Delaware corporation ("CollaGenex"). Certain capitalized terms used in this Agreement are defined in
Section 1 below.


In consideration of the mutual covenants contained in this Agreement and the continued employment of Employee by CollaGenex, the parties agree as follows:

1. DEFINITION OF TERMS. The following terms referred to in this Agreement shall have the following meanings:

(a) CAUSE. "Cause" shall mean (i) any act of dishonesty taken by the Employee in connection with his or her responsibilities as an employee which is intended to result in personal enrichment of the Employee, (ii) Employee's conviction of a felony that the Board believes has had or will have a material detrimental effect on CollaGenex' reputation or business, (iii) a willful act or willful failure to act by the Employee that constitutes misconduct and is injurious to CollaGenex, (iv) any material breach by Employee of any agreement with CollaGenex, after there has been delivered to the Employee a written notice of breach and Employee has been given a reasonable opportunity to cure such breach, or (v) continued willful violations by the Employee of the Employee's obligations to CollaGenex or responsibilities/duties as an employee after there has been delivered to the Employee a written demand for performance from CollaGenex which describes the basis for CollaGenex' belief that the Employee has not substantially performed his or her duties, and Employee has been given a reasonable opportunity to cure the violations.

(b) INVOLUNTARY  TERMINATION.  "Involuntary  Termination" shall mean (i) without the Employee's express written consent, a significant reduction of the Employee's duties, position or responsibilities relative to the Employee's duties, position or responsibilities in effect immediately prior to such reduction, or the removal of the Employee from such position, duties and responsibilities, unless the Employee is provided with comparable duties, position and responsibilities; (ii) without the Employee's express written consent, a significant reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; (iii) without the Employee's express written consent, a reduction by CollaGenex of the Employee's base salary as in effect immediately prior to such reduction; (iv) without the Employee's express written consent, a material reduction by CollaGenex in the kind or level of employee benefits to which the Employee is entitled immediately prior to such reduction with the result that the Employee's overall benefits package is significantly reduced; (v) without the Employee's express written consent, the relocation of the Employee to a facility or a location more than fifty (50) miles from his or her current location; (vi) any termination of the Employee by CollaGenex that is not effected for Cause or for which the grounds relied upon are not valid; or (vii) the failure of CollaGenex to obtain the assumption of this Agreement by any successors contemplated in Section 7 below.

(c) TERMINATION DATE. "Termination Date" shall mean the effective date of any notice of termination delivered by one party to the other under this Agreement.


2. TERM OF AGREEMENT. This Agreement shall terminate on the earlier of (a) the date that all obligations of the parties under this Agreement have been satisfied or (b) September 29, 2004.


3. AT-WILL EMPLOYMENT. CollaGenex and the Employee acknowledge that the Employee's employment is and shall continue to be at-will, as defined under applicable law. If, prior to the termination of this Agreement, the Employee voluntarily leaves the employment of CollaGenex or Employee's employment is terminated for Cause , this Agreement will terminated by Operation of Section 2 and the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as may otherwise be established under CollaGenex' then existing employee benefit plans or policies at the Termination Date, or as otherwise agreed by the parties at such time.

4. SEVERANCE BENEFITS IN THE EVENT OF AN INVOLUNTARY TERMINATION.

(a) If the Employee's employment with CollaGenex terminates as a result of an Involuntary Termination during the term of this Agreement, Employee shall be entitled to the following severance benefits: (a) 1.0 times the Employee's base salary as in effect as of the Termination Date, plus an amount equal to 1.0 times the average annual bonus paid to Employee prior to the Termination Date, less applicable withholding, payable in a lump sum within thirty (30) days of the Termination Date; provided, however, if Employee has not worked long enough to have received a bonus for a full year of employment, an amount equal to 1.0 times the maximum bonus opportunity for the year in which employment is terminated shall be substituted for the payment based on average bonus payments referred to above in this subparagraph.

(b) TERMINATION APART FROM A CHANGE OF CONTROL. If the Employee's employment with CollaGenex terminates other than as a result of an Involuntary Termination during the term of this Agreement, then the Employee shall not be entitled to receive severance or other benefits as described in this Section 4, but may be eligible for those benefits (if any) as may then be established under CollaGenex' then existing severance and benefits plans and policies at the time of such termination.

(c) ACCRUED WAGES AND VACATION; EXPENSES. Without regard to the reason for, or the timing of, Employee's termination of employment: (i) CollaGenex shall pay the Employee any unpaid base salary due for periods prior to the Termination Date; (ii) CollaGenex shall pay the Employee all of the Employee's accrued and unused vacation through the Termination Date; and (iii) following submission of proper expense reports by the Employee, CollaGenex shall reimburse the Employee for all expenses reasonably and necessarily incurred by the Employee in connection with the business of CollaGenex prior to the Termination Date. These payments shall be made promptly upon termination and within the period of time mandated by law.


5. LIMITATION ON PAYMENTS. In the event that the severance benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute "parachute payments" within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then Employee's benefits under this Agreement shall be either

(a) delivered in full, or

(b) delivered to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Employee on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

Unless CollaGenex and the Employee otherwise agree in writing, any determination required under this Section shall be made in writing by CollaGenex' independent public accountants (the "Accountants"), whose determination shall be conclusive and binding upon the Employee and CollaGenex for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of
Section 280G and 4999 of the Code. CollaGenex and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. CollaGenex shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.


6. SUCCESSORS.

(a) Company's Successors. Any successor to CollaGenex (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of CollaGenex' business and/or assets shall assume CollaGenex' obligations under this Agreement and agree expressly to perform CollaGenex' obligations under this Agreement in the same manner and to the same extent as CollaGenex would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to CollaGenex' business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Employee's Successors. Without the written consent of CollaGenex, Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.


7. NOTICES.

(a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when they are personally delivered or when they are mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to the Employee at the home address which the Employee most recently communicated to CollaGenex in writing. In the case of CollaGenex, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b) Notice of Termination. Any termination by CollaGenex for Cause or by the Employee as a result of a voluntary resignation or an Involuntary Termination shall be communicated by a notice of termination to the other party to this Agreement given in accordance with this Section. Such notice shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and (iii) specify the Termination Date (which shall be not more than 30 days after the giving of such notice). If the Employee fails to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination, that failure shall not waive any right of the Employee under this Agreement or preclude the Employee from asserting such fact or circumstance in enforcing his or her rights under this Agreement.

8. MISCELLANEOUS PROVISIONS.

(a) NO DUTY TO MITIGATE. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

(b) WAIVER. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of CollaGenex (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) INTEGRATION. This Agreement and any outstanding stock option agreements and restricted stock purchase agreements referenced in this Agreement represent the entire agreement and understanding between the parties as to the subject matter of this Agreement and supersede all prior or contemporaneous agreements, whether written or oral, with respect to this Agreement and any stock option agreement or restricted stock purchase agreement.

(d) CHOICE OF LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the Commonwealth of Pennsylvania.

(e) LITIGATION EXPENSE. In the event Employee commences litigation to enforce rights under this Agreement, and a final unappealable outcome of the litigation is an award in favor of Employee, in addition to the amount of the award, CollaGenex will reimburse Employee for the costs and expenses of the litigation, including reasonable attorney fees.

(f) SEVERABILITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(g) EMPLOYMENT TAXES. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

(h) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of CollaGenex by its duly authorized officer, as of the day and year first written above.

COMPANY:                                 COLLAGENEX PHARMACEUTICALS, INC.


                                         By: /s/ Brian M. Gallagher
                                            -----------------------------

                                         Title: Chairman, CEO & President
                                               --------------------------

                                         /s/ Paul Lubetkin
EMPLOYEE:                                --------------------------------
                                         Signature


                                         Paul Lubetkin
                                         --------------------------------
                                         Printed Name